Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Current Report on Form 8-K of Veritex Holdings, Inc. dated April 19, 2019 of our report dated March 5, 2019 related to the consolidated financial statements of Green Bancorp, Inc. as of December 31, 2018 and December 31, 2017, and the three years in the period ended December 31, 2018.

/s/ Deloitte & Touche LLP
Houston, Texas
April 19, 2019